Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 18, 2026, relating to the consolidated financial statements of Genco Shipping & Trading Limited, and the effectiveness of Genco Shipping & Trading Limited’s internal control over financial reporting, appearing in the Annual Report on Form 10-K of Genco Shipping & Trading Limited for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

New York, New York
July 10, 2026